Exhibit 10.6

THOMAS K. McGOWAN
FORM OF EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of                       , 2004, by and between KITE REALTY GROUP TRUST, a Maryland real estate investment trust (the “Company”), and Thomas K. McGowan (the “Executive”).

WHEREAS, the Company and Kite Realty Group, L.P., the general partner of which is the Company (“Kite Realty”), are engaging in various related transactions pursuant to which, among other things, (i) Kite Realty will acquire interests in various entities that own or lease real estate properties in which certain persons affiliated with the Company, including the Executive, have interests, (ii) the Company will acquire interests in certain service businesses currently owned by persons affiliated with the Company, including certain businesses of the Executive (the “Service Companies”) and (iii) the Company will effect an initial public offering of its common shares and contribute the proceeds therefrom for a like number of units of partnership interest in Kite Realty (the “Kite IPO,” and together with the other transactions described above, the “Kite IPO Transactions”);

WHEREAS, the Executive is currently employed by one of the Service Companies, KMI Realty Advisors, Inc. (“KMI Realty Advisors”), or an affiliate of KMI Realty Advisors; and

WHEREAS, in connection with the Kite IPO Transactions, the Company wishes to offer employment to the Executive, and the Executive wishes to accept such offer, on the terms set forth below.

Accordingly, the parties hereto agree as follows:

1.                                       Term.  The Company hereby employs the Executive, and the Executive hereby accepts such employment for an initial term commencing as of the date hereof and ending on December 31, 2007, unless sooner terminated in accordance with the provisions of Section 4 or Section 5 (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”).  The Term shall be subject to automatic one-year renewals unless either party hereto notifies the other, in accordance with Section 7.4, of non-renewal at least ninety (90) days prior to the end of any such Term.  Notwithstanding the employment of the Executive by the Company, the Company shall be entitled to pay the Executive from the payroll of any subsidiary of the Company.

2.                                       Duties.  The Executive, in his capacity as Executive Vice President and Chief Operating Officer shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Board of Trustees of the Company (the “Board”), the Executive’s “Reporting Officer” as designated in Schedule 1 and the Company’s Chief Executive Officer (including the performance of services for, and serving on the Board of Directors of, any subsidiary or affiliate of the Company without any additional compensation).  The Executive shall report to the “Reporting Officer” designated in Schedule 1 subject to the power of the Board or the Chief Executive Officer to change the designated “Reporting Officer.” The Executive shall devote substantially all of the Executive’s business time and effort to the performance of the Executive’s duties hereunder, provided that in no event shall this sentence prohibit the Executive from performing personal and charitable activities and any other activities approved by the Board, so long as such activities do not materially and adversely interfere with the Executive’s duties for the Company.  The Board may delegate its authority to take any action under this Agreement to the Compensation Committee of the Board of Trustees (the “Compensation Committee”).

3.                                       Compensation.

3.1                                 Salary.  The Company shall pay the Executive during the Term a base salary at the rate of $275,000 per annum (the “Annual Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives generally.  The Annual Salary may be increased annually by an amount as may be approved by the Board or the Compensation Committee, and, upon such increase, the increased amount shall thereafter be deemed to be the Annual Salary for purposes of this Agreement.

3.2                                 Bonus.  The Executive will be eligible to participate in the Company’s annual bonus plan (the “Bonus Plan”), the terms of which will be established by the Compensation Committee.  The Executive may be awarded such restricted shares, share options and other equity-based awards under the Company’s equity compensation plan (“Equity Awards”) as the Compensation Committee determines to be appropriate.

3.3                                 Benefits – In General.  The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans and similar benefits that may be available to other senior executives of the Company generally, on the same terms as may be applicable to such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs.  During the Term, the Company shall maintain customary liability insurance for trustees and officers and list the Executive as a covered officer.

With respect to each such benefit plan and program, service with KMI Realty Advisors or any of its affiliates (as applicable) shall be included for purposes of determining eligibility to participate (including waiting periods, and without being subject to any entry date requirement after the waiting period has been satisfied), vesting (as applicable) and entitlement to benefits. The medical plan or plans maintained by the Company shall waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements. With respect to vacation benefits provided by the Company, the vacation benefit of Executive shall include all hours of accrued but unused vacation and sick time hours, respectively, with KMI Realty Advisors or any of its affiliates.

3.4                                 Vacation.  During the Term, the Executive shall be entitled to vacation of four(4)weeks per year.

3.5                                 Automobile.  During the Term, the Company will provide the Executive an allowance of $9,000 per year for the use of an automobile (including the payment of vehicle insurance).  At the option of the Company, in lieu of providing such allowance, the Company will provide the Executive with an automobile of suitable standard to the Executive’s position.

3.6                                 Expenses.  The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement; provided that the Executive submits such expenses in accordance with the policies applicable to senior executives of the Company generally.

4.                                       Termination upon Death or Disability.  If the Executive dies during the Term, the obligations of the Company to or with respect to the Executive shall terminate in their entirety except as otherwise provided under this Section 4.  If the Executive becomes eligible for disability benefits under the Company’s long-term disability plans and arrangements (or, if none apply, would have been so eligible under the most recent plan or arrangement), the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement; provided, that, the Company will have no right to terminate the Executive’s employment if, in the opinion of a qualified physician reasonably acceptable to the Company, it is reasonably certain that the Executive will be able to resume the Executive’s duties on a regular full-time basis within 90 days of the date the Executive receives notice of such termination.

Upon death or other termination of employment by virtue of disability (i) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall have no right to receive any compensation or benefit hereunder on and after the Effective Date of the Termination other than Annual Salary earned and accrued under this Agreement prior to the Effective Date of the Termination, any bonus for the prior year not yet paid, and other benefits, including payment for accrued but unused vacation, earned and accrued under this Agreement prior to the Effective Date of the Termination (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination) and an amount equal to the product of (x) the Executive’s target annual bonus for the fiscal year of the Executive’s death or disability and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Effective Date of the Termination, and the denominator of which is 365; (ii) all Equity Awards held by the Executive shall become fully vested and exercisable; and (iii) this Agreement shall otherwise terminate upon the Effective Date of the Termination and there shall be no further rights with respect to the Executive hereunder (except as provided in Section 7.13).  For purposes of this Section 4, the “Effective Date of the Termination” shall mean the date of death or the date on which a notice of termination by virtue of disability is given or any later date (within thirty (30) days after the giving of such notice) set forth in such notice of termination.

For the avoidance of doubt, the Executive acknowledges and agrees that the payments set forth in this Section 4 constitute liquidated damages for termination of his employment during the Term upon death or by virtue of disability.

5.                                       Other Terminations of Employment.

5.1                                 Termination for Cause; Termination of Employment by the Executive Without Good Reason.

(a)                                  For purposes of this Agreement, “Cause” shall mean:

(i)                                     the Executive’s conviction for (or pleading nolo contendere to) any felony;

(ii)                                  the Executive’s commission of an act of fraud, theft or dishonesty related to the business of the Company or its affiliates or the performance of the Executive’s duties hereunder;

(iii)                               the willful and continuing failure or habitual neglect by the Executive to perform the Executive’s duties hereunder;

(iv)                              any material violation by the Executive of the covenants contained in Section 6 or that certain Non-Competition Agreement dated as of the date hereof between the Executive and the Company (the “Non-Competition Agreement”); or

(v)                                 the Executive’s willful and continuing material breach of this Agreement.

For purposes of this Section 5.1, no act, or failure to act, by Executive shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company or its subsidiaries.  Notwithstanding the foregoing, if there exists (without regard to this sentence) an event or condition that constitutes Cause under clause (iii), (iv) or (v) above, the Executive shall have 30 days from the date written notice is given by the Company of such event or condition to cure such event or condition and, if the Executive does so, such event or condition shall not constitute Cause hereunder.

(b)                                 For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to by the Executive:

(i)                                     the material reduction of the Executive’s authority, duties and responsibilities, or the assignment to the Executive of duties materially and adversely inconsistent with the Executive’s position or positions with the Company and its subsidiaries;

(ii)                                  a reduction in Annual Salary of the Executive except in connection with a reduction in compensation generally applicable to senior management employees of the Company;

(iii)                               the failure by the Company to obtain an agreement in form and substance reasonably satisfactory to the Executive from any successor to the business of the Company to assume and agree to perform this Agreement;

(iv)                              a Change in Control (for purposes of this Agreement, “Change in Control” shall mean:

(A) the dissolution or liquidation of the Company, (B) the merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity or immediately following which the persons or entities who were beneficial owners (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of voting securities of the Company immediately prior thereto cease to beneficially own more than fifty percent (50%) of the voting securities of the surviving entity immediately thereafter, (C) a sale of all or substantially all of the assets of the Company to another person or entity, (D) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) that results in any person or entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (other than persons who are shareholders or affiliates immediately prior to the transaction) owning thirty percent (30%) or more of the combined voting power of all classes of shares of the Company, or (E) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a trustee subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the trustees then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for trustee, without written objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of trustees or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than the Board);

(v)                                 a requirement by the Company that the Executive’s work location be moved more than fifty (50) miles from the Company’s principal place of business in Indianapolis, Indiana; or

(vi)                              the Company’s material and willful breach of this Agreement.

Notwithstanding the foregoing, if there exists (without regard to this sentence) an event or condition that constitutes Good Reason under clause (i), (ii), (v) or (vi) above, the Company shall have 30 days from the date on which the Executive gives the written notice thereof to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.  Further, an event or condition shall cease to constitute Good Reason one (1) year after the event or condition first occurs.

(c)                                  The Company may terminate the Executive’s employment hereunder for Cause and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.  If the Company terminates the Executive for Cause, (i) the Executive shall have no right to receive any compensation or benefit hereunder on and after the Effective Date of the Termination other than Annual Salary and other benefits, including payment for accrued but unused vacation (but excluding any bonuses except as provided in the Bonus Plan) earned and accrued under this Agreement prior to the Effective Date of the Termination (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination); and (ii) this Agreement shall otherwise terminate upon the Effective Date of the Termination and the Executive shall have no further rights hereunder (except as provided in Section 7.13).  For purposes of this Section 5.1(c), the “Effective Date of the Termination” shall mean the date on which a notice of termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such notice of termination.

(d)                                 The Executive may terminate his employment without Good Reason.  If the Executive terminates the Executive’s employment with the Company without Good Reason: (i) the Executive shall have no right to receive any compensation or benefit hereunder on and after the Effective Date of the Termination other than Annual Salary and other benefits, including payment for accrued but unused vacation (but excluding any bonuses except as provided in the Bonus Plan) earned and accrued under this Agreement prior to the Effective Date of the Termination (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination); and (ii) this Agreement shall otherwise terminate upon the Effective Date of the Termination and the Executive shall have no further rights hereunder (except as provided in Section 7.13).  For purposes of this Section 5.1(d), the “Effective Date of the Termination” shall mean the date on which a notice of termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such notice of termination.

(e)                                  In the event the Company elects not to renew this Agreement as contemplated in Section 1 above, the Executive shall receive (i) a cash payment equal to one (1) times the sum of: (x) the Executive’s Annual Salary in effect on the day of expiration of the Term, and (y) the average bonus actually paid to the Executive with respect to the prior three (3) calendar years, payable no later than 30 days after the day of expiration of the Term; and (ii) all Equity Awards held by the Executive shall become fully vested and exercisable.

5.2                                 Termination Without Cause; Termination for Good Reason.  The Company may terminate the Executive’s employment at any time without Cause, for any reason or no reason and the Executive may terminate the Executive’s employment with the Company for Good Reason.  If the Company or the Executive terminates the Executive’s employment and such termination is not described in Section 4 or Section 5.1, (i) the Executive shall have no right to receive any compensation or benefit hereunder on and after the Effective Date of the Termination other than Annual Salary earned and accrued under this Agreement prior to the Effective Date of the Termination, any bonus for the prior year not yet paid, and other benefits, including payment for accrued but unused vacation, earned and accrued under this Agreement prior to the Effective

Date of the Termination (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination) and an amount equal to the product of (x) the Executive’s target annual bonus for the fiscal year of the Executive’s termination of employment and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Effective Date of the Termination, and the denominator of which is 365; (ii) the Executive shall receive a cash payment equal to the Severance Payment payable no later than 30 days after the Effective Date of the Termination; (iii) for one (1) year after the Effective Date of the Termination, the Company shall continue medical, prescription and dental benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the welfare benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to other peer employees of the Company and its affiliated companies, as if the Executive’s employment had not been terminated; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical, prescription and dental benefits under another employer provided plan, the medical, prescription and dental benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; (iv) all Equity Awards held by the Executive shall become fully vested and exercisable; and (v) this Agreement shall otherwise terminate upon the Effective Date of the Termination and the Executive shall have no further rights hereunder (except as provided in Section 7.13).  The “Severance Payment” means three (3) times the sum of: (i) the Executive’s Annual Salary in effect on the day of termination and (ii) the Executive’s Average Annual Bonus.  The Executive’s “Average Annual Bonus” means the average bonus actually paid to the Executive with respect to the prior three (3) calendar years.  For purposes of this Section 5.2, the “Effective Date of the Termination” shall mean the date on which a notice of termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such notice of termination, or in the case of termination of employment by the Executive for Good Reason, the date of termination specified in such Executive’s notice of termination..

5.3                                 Nature of Payments.  For the avoidance of doubt, the Executive acknowledges and agrees that the payments set forth in this Section 5 constitute liquidated damages for termination of his employment during the Term.

6.                                       Confidential and Proprietary Information.

6.1                                 Confidential Information.  The Executive shall keep secret and retain in strictest confidence, and shall not use for his personal benefit or the benefit of others or directly or indirectly disclose, except as may be required or appropriate in connection with his carrying out his duties under this Agreement, all confidential information, knowledge or data relating to the Company or any of its affiliates, or to the Company’s or any such affiliate’s respective businesses and investments (including confidential information of others that has come into the possession of the Company or any such affiliate), learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates and which is not generally available lawfully and without breach of confidential or other fiduciary obligation to the general public without restriction (the “Confidential Company Information”), except with the Company’s express written consent or as may otherwise be required by law or any legal process.

6.2                                 Return of Documents; Rights to Products.  All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made,

produced or compiled by the Executive or made available to the Executive concerning the businesses and investments of the Company and its affiliates shall be the Company’s property and shall be delivered to the Company at any time on request.  The Executive shall assign to the Company all rights to trade secrets and other products relating to the Company’s business developed by him alone or in conjunction with others at any time while employed by the Company.

6.3                                 Rights and Remedies upon Breach.  The Executive acknowledges and agrees that any breach by him of any of the provisions of this Section 6 (the “RestrictiveCovenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy.  Therefore, if the Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company and its affiliates shall have the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.  This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages).  The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.

7.                                       Other Provisions.

7.1                                 Severability.  The Executive acknowledges and agrees that the Executive has had an opportunity to seek advice of counsel in connection with this Agreement.  If it is determined that any of the provisions of this Agreement, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full affect, without regard to the invalid portions.

7.2                                 Enforceability; Jurisdictions.  The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants.  If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction’s being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata.

7.3                                 Attorneys’ Fees.  In the event of any legal proceeding relating to this Agreement or any term or provision thereof, the losing party shall be responsible to pay or reimburse the prevailing party for all reasonable attorneys’ fees incurred by the prevailing party in connection with such proceeding; provided, however, the Executive shall not be required to pay or reimburse the Company unless the claim or defense asserted by the Executive was unreasonable.

7.4                                 Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered (i) two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (ii) when received if it is sent by facsimile communication during normal business hours on a business day or one business day after it is sent by facsimile and received if sent other than during business hours on a business day, (iii) one business day after it is sent via a reputable overnight courier service, charges prepaid, or (iv) when received if it is delivered by hand, in each case to the intended recipient as set forth below:

(i)                                     If to the Company, to:

Kite Realty Group Trust

30 S. Meridian Street

Suite 1100

Indianapolis, IN  46204

Attention:

Facsimile:  (317) 577 - 5605

(ii)                                  If to the Executive, to:

Thomas K. McGowan

with copies in either case (which shall not constitute
notice) to:

Hogan & Hartson L.L.P.

555 13th Street, NW
Washington, DC 20004
Attention:  William L. Neff, Esq.
Facsimile:  (202) 637-5910

and

Barnes & Thornburg LLP

11 South Meridian

Indianapolis, IN 46204

Attention: Robert D. MacGill, Esq.

Facsimile: (317) 231-7433

Any such person may by notice given in accordance with this Section to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

7.5                                 Entire Agreement.  This Agreement, together with the exhibits hereto and the Noncompetition Agreement, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with the Company or its subsidiaries (or any predecessor of either).

7.6                                 Waivers and Amendments.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

7.7                                 GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF INDIANA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

7.8                                 Assignment.  This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void.  In the event of any Change in Control, the Company may assign this Agreement and its rights hereunder.

7.9                                 Withholding.  The Company shall be entitled to withhold from any payments or deemed payments any amount of withholding required by law.  No other taxes, fees, impositions, duties or other charges or offsets of any kind shall be deducted or withheld from amounts payable hereunder, unless otherwise required by law.

7.10                           No Duty to Mitigate.  The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event the Executive does mitigate.

7.11                           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

7.12                           Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.  Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

7.13                           Survival.  Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 6 and 7 (to the extent necessary to effectuate the survival of Sections 6 and 7) shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.

7.14                           Existing Agreements.  Executive represents to the Company that the Executive is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit the Executive from executing this Agreement or limit the Executive’s ability to fulfill the Executive’s responsibilities hereunder.

7.15                           Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.16                           Parachute Provisions.  If any amount payable to or other benefit receivable by the Executive pursuant to this Agreement is deemed to constitute a Parachute Payment (as defined below), alone or when added to any other amount payable or paid to or other benefit receivable or received by the Executive which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, then, in addition to any other benefits to which the Executive is entitled under this Agreement, the Executive shall be paid by the Company an amount in cash equal to the sum of the excise taxes payable by the Executive by reason of receiving Parachute Payments plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates on such Parachute Payments and on any payments under this Section 7.17 ) as if no excise taxes had been imposed with respect to Parachute Payments.  The amount of any payment under this Section 7.17 shall be computed by a certified public accounting firm mutually and reasonably acceptable to the Executive and the Company, the computation expenses of which shall be paid by the Company.  “Parachute Payment” shall mean any payment deemed to constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended.

7.17                           Certain Definitions.  For purposes of this Agreement:

(a)                                  an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, and includes subsidiaries.  Notwithstanding the foregoing, the persons listed on Exhibit A, as such Exhibit A is updated from time to time by the mutual agreement of the parties, shall not be affiliates of the Company.

(b)                                 A “business day” means the period from 9:00 am to 5:00 pm on any weekday that is not a banking holiday in New York City, New York.

(c)                                  A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests or no board of directors or other governing body, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

KITE REALTY GROUP TRUST

By:
Name:
Title:

THOMAS K. McGOWAN

EXHIBITS AND SCHEDULES TO THE EMPLOYMENT AGREEMENT*

Exhibit A                                               Exclusion From Affiliates

Schedule 1                                      Reporting Officer

*           The registrant agrees to furnish, supplementally, a copy of omitted Exhibit A and Schedule 1 upon request.